UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2013

Gevo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35073	87-0747704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Chief Financial Officer.

On September 3, 2013, Mark Smith notified Gevo, Inc. (the “Company”) of his intention to resign from his position as Chief Financial Officer of the Company to pursue other opportunities. Mr. Smith’s resignation will be effective on October 3, 2013. We thank him for his contributions to the Company and we wish him well in his future endeavors.

(c) Appointment of Interim Chief Financial Officer.

On September 5, 2013, the board of directors of the Company appointed Mike Willis to perform the function of Interim Chief Financial Officer. As Interim Chief Financial Officer of the Company, Mr. Willis will perform the functions of principal financial officer and principal accounting officer.

Mr. Willis, age 43, has served as the Company’s Executive Vice President of Corporate Development and Strategy since December 2012. Prior to joining the Company, Mr. Willis spent over seven years working with the Virgin Group, most recently serving as a Principal with Virgin Green Fund, a private equity firm focused on the renewable energy and resource efficiency sectors. Mr. Willis was involved in the fund’s investment activities, including its investment in the Company, and worked in operational roles with some of the fund’s portfolio companies, including serving as acting Chief Financial Officer of DuraTherm, Inc. Virgin Green Fund is an “affiliate” of the Company as defined in Rule 405 of the Securities Act of 1933, as amended. Previously, Mr. Willis worked with Virgin Management Limited in London in corporate development assisting several of the Virgin Group’s portfolio businesses internationally with strategy and corporate finance transactions. Mr. Willis has also worked in private equity and investment banking in the United States and Canada, focusing on mid-market transactions in a variety of sectors including technology, consumer products and retail. Mr. Willis is currently on the Board of Directors of Wildcat Discovery Technologies. Mr. Willis holds an M.B.A. from INSEAD in France and a Bachelors of Commerce from Queen’s University in Canada.

No new compensatory arrangements were entered into with Mr. Willis in connection with his performance as Interim Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

By:	/s/ Brett Lund
Brett Lund
Chief Licensing Officer, General Counsel & Secretary

Date: September 6, 2013